Exhibit B(1)

Verification
Nationwide Life Insurance Company and
Nationwide Variable Account-II

State of Ohio	)
County of Franklin	) ss:

The undersigned being duly sworn deposes and says that she has duly executed the attached Application dated July 1, 2010, for an on behalf of Nationwide Life Insurance Company and Nationwide Variable Account-II; and that all action by stockholders, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken.  Deponent further says that she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of her knowledge, information, and belief.

/s/JAMIE RUFF CASTO
Name: Jamie Ruff Casto
Title: Managing Counsel

Exhibit B(2)

Verification
Nationwide Investment Services Corporation

State of Ohio	)
County of Franklin	) ss:

The undersigned being duly sworn deposes and says that he has duly executed the attached Application dated July 1, for an on behalf of Nationwide Investment Services Corporation and that all action by stockholders, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken.  Deponent further says that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information, and belief.

/s/ROBERT O. CLINE
Name: Robert O. Cline
Title: President